  Exhibit 99.1

Fusion Receives Nasdaq Delisting Notice

NEW YORK, April 19, 2019 -- Fusion (Nasdaq: FSNN), a leading provider of cloud services, today announced that it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market on April 16, 2019 informing the Company that it has not paid certain fees required by Listing Rule 5250(f).

Nasdaq has indicated that the non-payment of the fee is a basis for delisting the Company’s securities from Nasdaq. As previously disclosed, on April 4, 2019, Fusion received notification from Nasdaq stating that, as a result of not having timely filed its annual report on Form 10-K for the year ended December 31, 2018, it is not in compliance with Nasdaq Listing Rule 5250(c)(1).

The Company has decided that it is not in its best interest to challenge Nasdaq’s determination at this time and anticipates, as indicated in Nasdaq’s letter, that the Company’s common stock will be delisted from the Nasdaq Global Market and suspended effective at the opening of business on April 25, 2019. The common stock will remain listed on the Nasdaq under the symbol FSNN until delisted.

Following the delisting, the Company anticipates that its common stock will be eligible to be quoted on the over-the-counter market, but no assurance can be made that trading in the Company's common stock on the over-the-counter market will commence or be maintained. The over-the-counter market is a significantly more limited market than The Nasdaq Global Market, and the transition to the over-the-counter market is likely to result in there being a less liquid market available for existing and potential holders of the Company’s common stock, and could further depress the trading price of the Company’s common stock.

About Fusion

Fusion, a leading provider of integrated cloud solutions to small, medium and large businesses, is the industry's Single Source for the Cloud®. Fusion's advanced, proprietary cloud services platform enables the integration of leading-edge solutions in the cloud, including cloud communications, contact center, cloud connectivity, and cloud computing. Fusion's innovative, yet proven cloud solutions lower our customers' cost of ownership, and deliver new levels of security, flexibility, scalability, and speed of deployment. For more information, please visit www.fusionconnect.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and may sometimes be identified by the use of forward-looking terminology such as "may", "expect", "anticipate", "intend", "estimate" or "continue" or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements, including those relating to the Company’s listing and delisting from Nasdaq and the trading of the Company’s common stock on the over-the-counter market, are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.

Fusion Contact

Brian Coyne
1-212-201-2404
bcoyne@fusionconnect.com